Exhibit 99.1

 Robert Mondavi Reports Results for First Quarter of Fiscal Year 2005

    NAPA, Calif.--(BUSINESS WIRE)--Oct. 27, 2004--

       -- Excluding Recapitalization and Restructuring Charges,
          Company Reports Adjusted Net Income of $7.3 million
                     or $0.44 per diluted share --

    The Robert Mondavi Corporation (Nasdaq:MOND) today announced results for its first quarter of fiscal year 2005 ended September 30, 2004.
    The company reported a net loss of $(57.7) million, or $(3.47) per diluted share, for the quarter ended September 30, 2004, compared to net income of $9.8 million, or $0.60 per diluted share, during the same period a year ago. This year's quarter included $105.9 million in pre-tax net charges, or $3.91 per diluted share, while last year's quarter included $0.9 million in pre-tax net gains, or $0.04 per diluted share. Details of these items are listed following the Financial Highlights. Excluding the aforementioned charges and gains, first quarter adjusted earnings of $0.44 per diluted share compare to $0.57 per diluted share a year ago and to the company's previously issued guidance of $0.33 per diluted share.
    Net revenues for the quarter grew 1 percent from the same period last year to $105.1 million, reflecting a 2 percent increase in sales volume and a 1 percent decrease in average price per case. Wholesaler depletions grew 3 percent, resulting in 46 days of inventory of the company's products held by wholesalers, compared to 49 days last year and 48 days at the end of June.
    The company also reported that its September 30, 2004 balance sheet included $54.4 million in cash, up from $49.0 million on June 30, 2004.
    "Our results for the quarter reflected continued strong performance by the Robert Mondavi Private Selection and Robert Mondavi Winery brands," said Greg Evans, President and CEO. "While Woodbridge posted a 2 percent decline in depletions during the quarter, we are encouraged by its improving trends in scanning channels during each of the last four months and the strong level of marketing and trade support planned for the fall holidays." The company also said that based upon current business and wine industry conditions, it remains comfortable with its previously disclosed earnings guidance for fiscal 2005 of $1.30 to $1.50 per fully diluted share, excluding any recapitalization and restructuring charges which are expected to range from $161 million to $200 million, pre-tax. The company continues to forecast sales volume and revenue growth of between 2 percent and 4 percent for the year.
    The company also reported that its proxy statement became effective October 25, 2004 and is being mailed to shareholders immediately. The proxy is currently available for viewing on the SEC's EDGAR database. Ted Hall, Chairman of the Board, noted "We continue to move ahead towards completing the recapitalization and reincorporation initiatives essential to enhancing shareholder value. These items will be presented to shareholders at the annual shareholder meeting on November 30, 2004 in Napa."
    Robert Mondavi Corporation produces and markets fine wines under the following labels: Woodbridge Winery, Robert Mondavi Private Selection, Robert Mondavi Winery, La Famiglia, Kirralaa, Byron Vineyards and Winery, Io, Arrowood Vineyards and Winery and Grand Archer by Arrowood. The company also produces Opus One, in partnership with the Baroness Philippine de Rothschild of Chateau Mouton Rothschild of Bordeaux, France; Luce, Lucente, Danzante, and the wines of Tenuta dell'Ornellaia, in partnership with the Marchesi de' Frescobaldi of Tuscany, Italy; and Sena and Arboleda, in partnership with the Eduardo Chadwick family of Vina Errazuriz in Chile. In addition to the partnership wines, Robert Mondavi Imports represents the wines of Marchesi de' Frescobaldi, Attems and Caliterra in the United States.
    The company will conduct a conference call to discuss its first quarter results at 7:30 a.m. PT / 10:30 a.m. ET October 28, 2004. The phone number for the call is (800) 218-8862. A live listen-only web cast and a copy of the prepared remarks of the conference call are available at www.robertmondavi.com under "Investor Relations."
    On January 27, 2005, Robert Mondavi expects to announce its second quarter fiscal 2005 results, followed by a conference call at 7:30 a.m. PT / 10:30 a.m. ET. A live listen-only web cast and a copy of the prepared remarks of the conference call will be available at www.robertmondavi.com under "Investor Relations."

                                           Three Months Ended
                                             September 30,
                                     ----------------------------
                                           2004            2003
                                     ------------   -------------
Cases sold                                 2,166           2,130
Net revenues                            $105,115        $103,937
Cost of goods sold (1)                    95,464          61,924
                                     ------------   -------------
Gross profit                               9,651          42,013
Gross profit %                               9.2%           40.4%
Operating expenses                        30,728          28,730
Special charges (2)                       73,534              --
                                     ------------   -------------
Operating income (loss)                  (94,611)         13,283
Other (income) expense:
    Interest                               5,106           5,540
    Equity (income) from joint
     ventures                             (5,383)         (8,006)
    Other                                   (423)            240
                                     ------------   -------------
Income (loss) before income taxes        (93,911)         15,509
Income tax provision (benefit)           (36,250)          5,661
                                     ------------   -------------
Net income (loss)                        (57,661)          9,848
Weighted average number of shares
  outstanding - Diluted                   16,629          16,404
Earnings (loss) per share - Diluted       $(3.47)          $0.60

Net cash flows from Operating
 Activities                              $11,694         $15,346




                                      At 9/30/04     At 6/30/04
                                     ------------  --------------
Current assets                          $606,300        $538,474
Total assets                             999,821         978,170
Current liabilities                      151,589          82,512
Total liabilities                        574,021         498,370
Shareholders' equity                     425,800         479,800
Working capital                          454,711         455,962
Total debt                               379,751         382,199
Total debt, net of Cash                  325,374         333,239



(1) The three months ended September 30, 2004 include inventory write-downs totaling $32,152 related to restructuring.

(2) The three months ended September 30, 2004 include fixed asset impairment charges and related selling expenses of $54,472, severance charges of $10,955, and other fees of $4,365 related to the restructuring of the company. Also included in these charges are fees related to the company's recapitalization of $3,742.


               Items included in GAAP Earnings per share
               -----------------------------------------


                                         $000 (3)  $ per diluted share
                                       ----------  -------------------

Q1 Fiscal 2005

Reported Net Income (GAAP)              $(57,661)       $(3.47)

Included in Net Income
----------------------
Recapitalization charges                   2,297          0.14

Restructuring charges:
    Fixed Asset impairment charges        27,920          1.68
    Inventory write-downs                 19,741          1.19
    Severance charges                      6,727          0.40
    Selling expenses                       5,526          0.33
    Other                                  2,680          0.16
                                       ----------  -------------------
    Sub-total                             62,594          3.76

Inventory step-up                            122         $0.01
                                       ----------  -------------------
Adjusted Net Income excluding
 above items                              $7,352         $0.44


Q1 Fiscal 2004

Net Income (GAAP)                         $9,848         $0.60

Included in Net Income
----------------------
Inventory step-up                            396         $0.02
Net gain on sale of Fixed Assets            (972)       ($0.06)

Adjusted Net Income excluding above
 items                                    $9,272         $0.57

     (3) Numbers are reported after tax.


    Cautionary Statement Regarding Forward-Looking Statements

    This announcement and other information provided from time to time by the company contain historical information as well as forward-looking statements about the company, the premium wine industry and general business and economic conditions. Such forward-looking statements include, for example, the anticipated approval of the company's proposed recapitalization plan by its shareholders, other statements regarding the announced restructuring and the amount of the related charges, the estimate of proceeds from the sale of assets, projections or predictions about the company's future earnings before interest and tax ratios and financial returns, consumer demand for its wines, including new brands and brand extensions, margin trends, anticipated future investment in vineyards and other capital projects, the premium wine grape market and the premium wine industry generally. Actual results may differ materially from the company's present expectations. Among other things, a soft economy, a downturn in the travel and entertainment sector, risk associated with continued conflict in the Middle East, reduced consumer spending, or changes in consumer preferences could reduce demand for the company's wines. Similarly, increased competition or changes in tourism to our California properties could affect the company's volume and revenue growth outlook. The supply and price of grapes, the company's most important raw material, is beyond the company's control. A shortage of grapes might constrict the supply of wine available for sale and cause higher grape costs that put more pressure on gross profit margins. A surplus of grapes might allow for greater sales and lower grape costs, but it might also result in more competition and pressure on selling prices or marketing spending. Interest rates and other business and economic conditions could increase significantly the cost and risks of projected capital spending. The restructuring announced on September 14, 2004 may impair management's ability to focus on other needed areas of business execution. There are also significant risks associated with the restructuring, including the divestiture of the company's luxury wine assets and investments and non-strategic assets announced on September 14, 2004. There is no assurance that the company will successfully complete the divestitures within the company's expected timeframe or at all, or that it will realize the after-tax proceeds it presently estimates for such divestitures. There is no assurance the company will be able to effectively re-deploy any proceeds received from such divestitures. The lay-offs and significant restructuring charges announced in connection with the company's September 14, 2004 restructuring will materially affect future earnings. There is no assurance that the proposed restructuring will enable the company to achieve significant cost savings or asset rationalization, or if any cost savings or assets rationalization is achieved, that it will be sufficient to grow the company's volumes, profit or cash flow, or to enhance the company's competitive position. For additional cautionary statements identifying important factors that could cause actual results to differ materially from such forward-looking information, please refer to Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004 and the company's proxy statement dated October 25, 2004, on file with the Securities and Exchange Commission. For these and other reasons, no forward-looking statement by the company can nor should be taken as a guarantee of what will happen in the future.

    CONTACT: The Robert Mondavi Corporation
             Robert Philipps, 707-251-4850 (VP, Treasury & IR)
             Hilary Martin, 707-251-4487 (VP Corporate Communications)